Exhibit 4.1

AMENDMENT No. 2 TO

AMENDED AND RESTATED REVOLVING LINE OF CREDIT

PROMISSORY NOTE

This Amendment is entered into as of January 16, 2007 by and between the undersigned Borrower (the “Borrower”) and NEW YORK COMMERCIAL BANK (formerly known as ATLANTIC BANK OF NEW YORK) (the “Bank”).

WHEREAS, the Bank extended a revolving line of credit to the Borrower as evidenced by a Revolving Secured Line of Credit Promissory Note dated January 25, 2005 in the original principal balance of Four Million Dollars ($4,000,000), such balance having been subsequently increased to Six Million ($6,000,000) (the “Note”) (all documents and agreements executed by the Borrower in connection with the Note are hereinafter referred to, together with the Note, as the “Loan Documents”); and

WHEREAS, the Note was amended by Amendment dated as of August 2, 2006; and

WHEREAS, the Borrower has requested that the Bank make, and the Bank has agreed to make, certain additional amendments to the Note.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Any term not defined herein shall have the same meaning as in the Note.

2. Section 1 of the Note is hereby amended to amend and restate in its entirety the definition of “Eligible Loans” as follows:

“(b) ‘Eligible Loans’ shall mean a loan collateralized by Medallions which meet the eligibility requirements of and are made by Merrill Lynch Commercial Finance Corp. (“Merrill Lynch”) pursuant to the Master Agreement or by the Lenders pursuant to the Citibank Master Agreement.”

3. Section 2 of the Note is hereby amended to add a new definition as follows:

“(f) ‘Citibank Master Agreement’ shall mean the Loan and Security Agreement dated December 19, 2007 by and among Taxi Medallion Loan Trust II (“Trust II”), Citicorp North America, Inc. as administrative agent, Citibank N.A. as the committed institutional lender (“Citibank”) and Charta LLC as the conduit lender (“Charta” and together with Citibank, the “Lenders”), as the same may be amended or supplemented from time to time.”

4. Sections 1 and 2 under “Special Prepayments” are hereby amended and restated to read in their entirety as follows:

“1) In the event any Eligible Loan is sold, transferred or otherwise assigned to the Trust or Trust II, or is in any other way repaid, the Borrower shall immediately upon receipt of advanced funds by Merrill Lynch under the Master Agreement or by the Lenders under the Citibank Master Agreement pay to the Bank the full amount advanced hereunder in respect of such Eligible Loan, and shall deliver to the Bank such information in respect of such sale, transfer or assignment as the Bank may reasonably request.

2) If within thirty (30) days after any advance under this Note the related Eligible Loan is not sold, transferred or otherwise assigned to the Trust or Trust II, then the Borrower shall immediately repay the Bank the amount of such advance, together with interest accrued thereon per the terms of the Note.”

5. The first sentence of Section 3(c) of the Note is hereby amended and restated to read in its entirety as follow:

“The Notice shall be accompanied by a copy of the Note evidencing the Eligible Loan, which Note shall be in the form of Exhibit A hereto and otherwise in conformity with the requirements of the Master Agreement or the Citibank Master Agreement, as the case may be.”

6. The first parenthetical in Section 5(b) of the Note is hereby amended and restated to read in its entirety as follows:

“(subject to all events to the Master Agreement and the Citibank Master Agreement)”

7. Section 8(d) of the Note is hereby amended and restated to read in its entirety as follows:

“(d) Execution of this Note does not violate any material contractual or other obligation of Borrower with any other financial institution or other third party, including, without limitation, the Master Agreement and the Citibank Master Agreement.”

8. Section 9(e)(v) of the Note is hereby amended and restated to read in its entirety as follows:

“(v) the occurrence of a default or Event of Default under the Master Agreement or under the Citibank Master Agreement that remains uncured beyond any applicable grace period.”

9. Section 10(c)(vi) of the Note is hereby amended and restated to read in its entirety as follows:

“(vi) Liens contemplated by the Master Agreement or the Citibank Master Agreement”

10. Section 11(h) of the Note is hereby amended and restated to read in its entirety as follows:

“(h) there exists a default or Event of Default under the Master Agreement or under the Citibank Master Agreement remaining uncured after the expiration of any applicable grace period; or”

11. The form of Borrowing Notice attached as Schedule B to the Note is hereby amended and restated in its entirety as set forth on Schedule 1 to this Amendment.

12. The Borrower hereby represents and warrants to the Bank that:

(a)	Each and every one of the representations and warranties set forth in the Loan Documents is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety.

(b)	No Default or Event of Default under the Loan Documents and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist.

13. Except as set forth herein and amended and modified hereby, the Note and the other Loan Documents have not been amended or modified and remain in full force and effect.

14. Borrower waives any offset defense or counterclaim Borrower may now have or may have in the future with regard to the Note and the other Loan Documents.

15. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

16. This Amendment may be executed in counterparts, which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered on the date first written above.

Borrower:

MEDALLION FUNDING CORP.

By:	/s/ Brian S. O’Leary
Signature
Print Name:	Brian S. O’Leary
Title:	Chief Operating Officer

Accepted By: NEW YORK COMMERCIAL BANK

(f/k/a ATLANTIC BANK OF NEW YORK)

By:	/s/ Nicholas J. DeMeo
Name:	Nicholas J. DeMeo
Title:	Senior Vice President

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